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Exhibit 99.1

NEWS FOREST OIL CORPORATION 1600 BROADWAY, SUITE 2200 DENVER, COLORADO 80202	FOR FURTHER INFORMATION CONTACT: MICHAEL N. KENNEDY MANAGER—INVESTOR RELATIONS 303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL CLOSES PERMIAN ACQUISITION

        DENVER, COLORADO—December 31, 2003—Forest Oil Corporation (NYSE:FST) (Forest) announced that it closed its previously announced Permian and South Texas property acquisition. This transaction was effected through the purchase of a private company on December 31, 2003. The assets acquired included 102 BCFE of estimated oil and gas reserves which presently produce approximately 25 MMcfe/d. In 2004, Forest intends to sell 5-10 percent of these properties that are deemed marginal. Forest assumed operations responsibility for the assets immediately upon closing.

        The amount of cash consideration paid at closing for the oil and gas assets of the Seller (including all land, pipelines, facilities, and offices) is approximately $103 million. Forest funded 100 percent of its purchase price utilizing its existing credit facility. As of the close of business December 31, 2003, Forest estimates it will have $323 million drawn on its credit facility on a consolidated basis.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

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        Forest Oil Corporation is engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Alaska, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.ForestOil.com.

December 31, 2003

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FOREST OIL CLOSES PERMIAN ACQUISITION